Exhibit 10.23
FEDERAL DEPOSIT INSURANCE CORPORATION
In Re: Premier American Bank, National Association (In Organization)
Miami, Florida
Application for Federal Deposit Insurance
ORDER
The undersigned, acting on behalf of the Board of Directors of the Federal Deposit Insurance Corporation (“FDIC”) pursuant to delegated authority, has fully considered all available facts and information relevant to the factors of Section 6 of the Federal Deposit Insurance Act regarding the application for Federal deposit insurance with membership in the Deposit Insurance Fund for Premier American Bank, National Association, a proposed new institution that will be located in Miami, Florida (“Bank”), and has concluded that the application should be approved.
Accordingly, it is hereby ORDERED, for the reasons set forth in the attached Statement, that the application submitted by the Bank for Federal deposit insurance be approved, and the same is hereby approved, subject to the following conditions:
1.	Initial paid-in-capital funds of not less than $35,000,000 shall be provided.

2.	Federal deposit insurance shall not become effective unless the applicant is the successful bidder for, and subsequently acquires certain assets and assumes deposits and certain other liabilities from the FDIC as receiver for Premier American Bank, Miami, Florida (“Premier American”).

3.	Each Investor; Bond Street Holdings LLC (“Holdings LLC”); each other bank holding company of the Bank; Messrs. Daniel M. Healy, Vincent Tese, Les J. Lieberman, and Stuart Oran; and the Bank shall comply with all applicable provisions of the FDIC’s Statement of Policy on Qualifications for Failed Bank Acquisitions (“SOP”) including but not limited to, Condition #4 of this Order which provides, in part, that the Bank shall maintain its Tier 1 common equity to total assets ratio at not less than ten percent (10%) throughout the first three years of operation. For purposes of this Order, “Investor” means any investor with more than five percent (5%) of the voting interests of Holdings LLC and any other investor unless the FDIC has determined that such investor has rebutted the applicable presumption that such investor is engaged in concerted action with other investors.

4.	The Bank shall maintain its Tier 1 common equity to total assets ratio, as defined in the SOP, at least at ten percent (10%) throughout the first three years of operation. After such 3-year period and for as long as the Investors, directly or indirectly, own the Bank, the Bank shall maintain no lower level of capital adequacy than “well capitalized” as defined in the appropriate capital regulations and guidance of the

Office of the Comptroller of the Currency (“OCC”). The Bank shall at all times maintain an adequately funded allowance for loan and lease losses.

5.	Any changes in the proposed management of the Bank or the proposed ownership shall be approved by the FDIC prior to opening.

6.	Within 60 days after opening the Bank, the Bank shall have appointed and shall thereafter retain a Board of Directors and senior executive officers who possess the knowledge, experience, and capability to carry out the responsibilities of the position in a safe and sound manner. For purposes of this Order, such senior executive officers shall include the President and Chief Executive Officer, Chief Credit Officer, Chief Financial Officer, and Chief Operations Officer (or those employees that have duties and responsibilities typical for persons with the foregoing titles).

7.	With respect to any proposed director and senior executive officer for whom background checks have not been completed, the Bank must take such action as required by the Regional Director and the OCC, if either objects to any such person based on information obtained during the background check.

8.	The Bank shall provide to the appropriate FDIC Regional Director, with a copy sent to the OCC, the final employment agreements and compensation arrangements (including bonus plans) for the Bank’s senior executive officers, and obtain the prior written non-objection of the appropriate Regional Director for those agreements and compensation arrangements prior to execution. The submission shall include a compensation study or similar documentation to support the reasonableness of the proposed compensation.

9.	During the Bank’s first three years of operation, the Bank shall obtain the prior written non-objection of the appropriate FDIC Regional Director prior to implementing any stock benefit plans, including stock options, stock warrants, and other similar stock based compensation plans developed by either the Bank or Holdings LLC.

10.	The Bank shall obtain adequate fidelity coverage prior to the date deposit insurance becomes effective.

11.	The applicant shall adopt an accrual accounting system for maintaining the books of the Bank.

12.	Federal deposit insurance shall not become effective until the applicant has been granted a charter, has authority to conduct banking business, and its establishment and operation as a depository institution has been fully approved by the OCC.

13.	Federal deposit insurance shall not become effective until each proposed bank holding company has obtained approval from the FRB to acquire voting stock control of the proposed depository institution prior to its opening for business.

14.	The Bank shall submit a detailed, revised Business Plan to the appropriate FDIC Regional Director within 60 days after the acquisition of a failed insured depository institution from the FDIC as receiver, and shall obtain the prior written non-objection of the Regional Director prior to implementing the revised plan. For three years following the commencement of operations, the Bank shall provide to the appropriate FDIC Regional Director quarterly variance reports detailing compliance with and any material deviations from the revised Business Plan.

15.	For three years following the commencement of banking operations, the Bank shall provide to the appropriate FDIC Regional Director at least 60 days prior notice of any proposed material changes to the revised Business Plan.

16.	The Bank shall provide to the appropriate FDIC Regional Director copies of the monthly reports provided to the FDIC pursuant to any Loss-Share Agreement by and between the FDIC, as receiver for Premier American, and the Bank.

17.	The Bank shall obtain an audit of its financial statements by an independent public accountant annually for at least the first three years after deposit insurance coverage becomes effective and shall submit to the appropriate FDIC Regional Director (i) a copy of the audited annual financial statements and the independent auditor’s report thereon within 90 days after the end of the Bank’s fiscal year; (ii) a copy of any other reports by the independent auditor (including any management letters) within 15 days after their receipt by the Bank; and (iii) written notification within 15 days after a change in the Bank’s independent auditor occurs.

18.	Full disclosure shall be made to all proposed directors and stockholders of the Bank of the facts concerning the interest of any insider in any transactions being effected or then contemplated, including the identity of the parties to the transaction and the terms and costs involved. An “insider” is a person who (i) is or is proposed to be a director, officer, or incorporator of the Bank; (ii) a shareholder who directly or indirectly controls ten percent (10%) or more of any class of the Bank’s outstanding voting stock; or (iii) an associate or interest of any such person.

19.	Until deposit insurance becomes effective, the FDIC retains the right to alter, suspend, or withdraw its approval should an interim development be deemed to warrant such action.

20.	If deposit insurance has not become effective within six months from the date of this ORDER, or unless, in the meantime, a request for an extension of time has been approved by the FDIC, this approval shall expire at the end of said six-month period.

Dated at Washington, D.C. this 22nd day of January         , 2010.

FEDERAL DEPOSIT INSURANCE CORPORATION

By:	/s/ Lisa Arquette
Lisa Arquette
Associate Director Division of Supervision and Consumer Protection

FEDERAL DEPOSIT INSURANCE CORPORATION
In Re: Premier American Bank, National Association (In Organization)
Miami, Florida
Application for Federal Deposit Insurance
STATEMENT
Pursuant to the provisions of Section 5 of the Federal Deposit Insurance Act (“FDI Act”)(12 U.S.C. §1815), the Federal Deposit Insurance Corporation (“FDIC”) received an Interagency Charter and Federal Deposit Insurance Application on behalf of Premier American Bank, National Association, a proposed new institution that will be located in Miami, Florida (“Bank”). The application is intended to establish a newly chartered national bank for the purpose of acquiring certain assets and assuming certain liabilities of Premier American Bank, Miami, Florida (“Premier American”), a state nonmember bank, from the FDIC in its capacity as receiver in a purchase and assumption transaction. The organizers have concurrently applied for a national bank charter and filed a Bank Merger Act application with the Office of the Comptroller of the Currency (“OCC”) to facilitate the proposed acquisition. On October 23, 2009, the OCC granted preliminary conditional approval for the organization of the Bank as a new national bank.
In accordance with FDIC regulations, the deposit insurance application will not be subject to public notice, as the application is in furtherance of the resolution of a failing institution, Premier American. (12 C.F.R. section 303.23 (b)). We are advised that the OCC intends to waive its public notice requirements pursuant to its regulations, which permit a waiver in supervisory cases. (12 U.S.C. section 1828(c)(3), (4)(C)(i), and (6)).
The Bank will be a wholly-owned subsidiary of Bond Street Holdings LLC (“Holdings LLC”), a Delaware limited liability company organized to become a bank holding company. Bond Street Management LCC has been organized to operate as the managing member of Holdings LLC and also is organized to become a bank holding company. Capital of $35 million will be provided by Holdings LLC to capitalize the Bank.
FDIC Staff has analyzed the deposit insurance application based upon Holdings LLC and the Bank being the successful bidder and capital of $35 million being required. Holdings LLC intends to provide the Bank with sufficient capital, funding, and managerial resources to accomplish several strategic priorities. The high-level strategy proposed by the organizers is to stabilize the operations of Premier American with strong capitalization and an established management team, transition away from Premier’s business model of originating acquisition, development, and construction and commercial real estate loans into a more diversified loan portfolio mix, and reemphasize traditional retail branch deposit generation. Holdings LLC and the Bank’s long-term goal is to create a well-managed, conservative, efficient and profitable banking institution.

The financial projections show that the Bank will be capitalized with an amount sufficient to achieve a Tier 1 common equity to total assets ratio, as defined in the FDIC’s Statement of Policy on Qualifications for Failed Bank Acquisitions (Tier 1 capital ratio), of not less than 10 percent upon acquiring Premier American and throughout the first three years of operation. Future earnings prospects appear attainable, and management is considered satisfactory. Corporate powers to be exercised are consistent with the purpose of the FDI Act, and no undue risk to the Deposit Insurance Fund is apparent.
Accordingly, based upon a careful evaluation of all available facts and information and in consideration of the factors of Section 6 of the FDI Act, the Associate Director, pursuant to delegated authority, has concluded that approval of the application is warranted, subject to certain prudential conditions.
ASSOCIATE DIRECTOR
DIVISION OF SUPERVISION AND CONSUMER PROTECTION
FEDERAL DEPOSIT INSURANCE CORPORATION